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PROSPECTUS DATED JUNE 1, 1998                       PRICING SUPPLEMENT NO. 3 TO
PROSPECTUS SUPPLEMENT                      REGISTRATION STATEMENT NO. 333-53499
DATED OCTOBER 30, 1998                                         DECEMBER 8, 1999
                                                                 RULE 424(B)(3)

                       Donaldson, Lufkin & Jenrette, Inc.
                                MEDIUM-TERM NOTES
                   Due Nine Months or More from Date of Issue


The Medium-Term Notes, as further described below and in the Prospectus Supplement under Description Notes, will bear interest from the date of issuance until the principal amount thereof is paid or made available for payment at the rate set forth below.

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
Principal Amount:             $ 200,000,000         Optional Conversion:        N / A

Price To Public:              100.0000 %            Notice Date:                N / A
Underwriting Discount:         0.35000 %
Proceeds To Issuer:           99.65000 %            Conversion Date:            N / A

Settlement Date               December 13, 1999     Interest Rate:              N / A
(Original Issue Date):

Specified Currency:           US Dollars            Day Count:                  N / A

Authorized Denomination:      $1,000                Interest Payment            N / A
                                                    Dates:

Maturity Date:                December 19, 2002     First Payment:              N / A

Interest Rate:                7.0700 %              Optional Repayment          Non-Call / Life
                                                    Date:

                                                    Initial Redemption          N / A
                                                    Date:

Day Count:                    30/360                Initial Redemption          N / A
                                                    Percentage:

Interest Payment Dates:       Semi-annually,        Annual Redemption           N / A
                              13th day of June      Percentage Reduction:
                              and December

Interest Determination        N/A                   Book Entry Note or          B / E
Date:                                               Certificated Note:

First Interest Payment:       June 13, 2000         Total Amount of OID:        N / A

Settlement:                   DTC#: 443             CUSIP:                      25766CBQ6
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Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION